Exhibit 4.10

Equity Transfer Agreement of Jiaozuo WIPO New Energy Technology Co., Ltd.

Transferor (referred to as “Party A”): WIPO (Shanghai) New Energy Technology Co., Ltd.

Address: Floor 3, Building 19, Building 8, No. 498 Guo Shoujing Road, China (Shanghai) Pilot Free Trade Zone

Transferee (referred to as “Party B”): Shanghai Weichong New Energy Technology Co., Ltd.

Address: Room 1802, No. 509 Wuning Road, Putuo District, Shanghai

Based on the principles of equality and mutual benefit and through friendly negotiation, Party A and Party B have reached the following agreement regarding the equity transfer of Jiaozuo WIPO New Energy Technology Co., Ltd.:

Article 1 Equity Transfer Price and Payment Method

1. Party A agrees to transfer the 100% equity interest it holds in Jiaozuo WIPO New Energy Technology Co., Ltd., representing a capital contribution of RMB 20,000,000, to Party B at the price of RMB 20,000,000, and Party B agrees to purchase the above equity interest at such price and amount.

2. The transfer of the capital contribution shall be completed on August 27, 2025.

Article 2 Representations and Warranties

1. Party A warrants that the equity interest transferred to Party B constitutes Party A’s genuine capital contribution to Jiaozuo WIPO New Energy Technology Co., Ltd., that such equity interest is lawfully owned by Party A, and that Party A has full right of disposal thereover. Party A warrants that no mortgage, pledge or guarantee has been created over the transferred equity interest and that it is free from any recourse by any third party. Otherwise, all liabilities arising therefrom shall be borne by Party A.

2. After Party A transfers its equity interest, the rights it originally enjoyed and the obligations it was required to assume in Jiaozuo WIPO New Energy Technology Co., Ltd. shall be transferred to Party B along with the equity transfer, and Party B shall enjoy such rights and assume such obligations.

3. Party B acknowledges the articles of association of Jiaozuo WIPO New Energy Technology Co., Ltd. and warrants that it will perform its obligations and responsibilities in accordance with the provisions of the articles of association.

Article 3 Sharing of Profits and Losses

Party B shall become a shareholder of Jiaozuo WIPO New Energy Technology Co., Ltd. from the time it is recorded in the company’s register of shareholders, and shall share the company’s profits and bear its losses in proportion to its capital contribution and in accordance with the provisions of the articles of association.

Article 4 Conditions and Date for Effectiveness of the Agreement

This Agreement shall become effective upon signature by all parties.

Party A (seal or signature):

Party B (seal or signature):

August 27, 2025